Exhibit 23.2

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
MCG Capital Corporation

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated March 25, 2015 relating to the consolidated financial statements of RadioPharmacy Investors, LLC and Subsidiary that are included in the Form 10-K/A filed by MCG Capital Corporation on March 31, 2015.

/s/ Warren Averett, LLC
Tampa, Florida
March 31, 2015